Exhibit 10.4

LEASE AGREEMENT

BETWEEN

PORTLAND 2 LLC, a Delaware limited liability company ("Landlord")

AND

SUMMIT WIRELESS TECHNOLOGIES, INC.,
a Delaware corporation

("Tenant")

WATERSIDE BUILDING B

CORNELL OAKS CORPORATE CENTER
15268 NW GREENBRIER PARKWAY
BEAVERTON, OREGON

LEASE AGREEMENT

THIS LEASE AGREEMENT (the "Lease") is made and entered into as of August 18, 2020, by and between PORTLAND 2, LLC, a Delaware limited liability company ("Landlord") and SUMMIT WIRELESS TECHNOLOGIES, INC., a Delaware limited liability company ("Tenant").

1.       Basic Lease Information.

1.01 "Building" shall mean the building located at 15250 – 15272 NW Greenbrier Parkway, Beaverton, Oregon, and commonly known as the Waterside Building B. "Rentable Square Footage of the Building" is deemed to be 33,153 rentable square feet. The Building is part of the “Property” commonly referred to as Waterside that contains 126,662 rentable square feet of space.The Property is part of the “Project” commonly known as Cornell Oaks Corporate Center, which contains 704,472 rentable square feet of space. The Building and the Project are depicted on Exhibit A attached hereto.

1.02 " Premises" shall mean space on the first (1st) floor of the Building, comprised of 10,800 rentable square feet identified as Suite 15268 depicted on Exhibit B attached hereto. Landlord and Tenant agree that "Rentable Square Footage of the Premises" is deemed to be 10,800 rentable square feet. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Project, Rentable Square Footage of the Building, and Rentable Square Footage of the Premises are correct.

1.03 "Commencement Date" shall mean the date that is the later of (a) November 1, 2020 and (b) the date upon which the Tenant Improvements (as defined in Exhibit C) are Substantially Completed. For purposes of this Lease, "Substantial Completion" (or its grammatical variations) shall mean that the Tenant Improvements have been completed in accordance with (a) the provisions of this Lease applicable thereto, (b) the plans and specifications for such work, and (c) all applicable Laws, except for details of construction, decoration and mechanical adjustments, if any, the noncompletion of which do not materially interfere with Tenant's use of the Premises, or which, in accordance with good construction practice, should be completed after the completion of other work to be performed in the Premises. For purposes of this Lease, a "Tenant Delay" means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays Substantial Completion of the Tenant Improvements, including, without limitation, the following: (a) Tenant's failure to furnish information or approvals within any time period specified in this Lease, including the failure to prepare or approve preliminary or final plans by any applicable due date; (b) Tenant's selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay and being afforded reasonable opportunity to substitute equipment or materials before such event constitutes a Tenant Delay; (c) changes requested or made by Tenant to the final approved Plans; (d) the performance of work in the Premises by Tenant or Tenant's contractor(s) during the performance of the Tenant Improvements. In the event that a Tenant Delay occurs, then Landlord and Tenant agree that Substantial Completion of Tenant Improvements shall be deemed to be the date that Substantial Completion would have occurred without Tenant Delays.

Commencing 45 days prior to the Commencement Date and through the Commencement Date (the “Early Occupancy Period”), Tenant shall have the right to enter upon the Premises to install Tenant’s computer equipment, phone and cabling, furniture and other related equipment. During the Early Occupancy Period, Tenant shall enter, access and use the Premises subject to the construction and installation of the Tenant Improvements and all of the terms and provisions of the Lease, except that during such period Tenant shall not be required to pay rent including any Base Rent or Operating Expenses. Landlord shall have no obligation for or any responsibility for any damages caused by Tenant therefrom.

1.04 "Expiration Date" shall mean the last day of the calendar month that is thirty-nine (39) months after the Commencement Date. In no event shall the Expiration Date be later than January 31, 2024 except if Commencement is later than November 1, 2020 due to Tenant Delay.

1.05 "Term" shall mean the period commencing on the Commencement Date and ending on the Expiration Date, unless terminated early in accordance with this Lease.

1.06 "Permitted Use" shall mean general office use, and related warehouse uses, for wireless audio consumer products

1.07 "Base Rent":

Term/Period	Monthly Base	Base Rent Per	Monthly Base
	Rent per	Annum	Rent
	Square Foot
Months 1-2	$0.00	$0.00	$0.00
Months 3 – 12	$1.25	$162,000.00	$13,500.00
Months 13 – 24	$1.29	$166,860.00	$13,905.00
Month 25	$0.00	$0.00	$0.00
Months 26 – 36	$1.33	$171,865.80	$14,322.15
Months 37 – 39	$1.37	$177,021.77	$14,751.81

1.08 "Tenant's Proportionate Share of the Building" shall be computed by dividing the Rentable Square Footage of the Premises by the Rentable Square Footage of the Building and, as of the date of this Lease, shall be 32.57%. “Tenant’s Proportionate share of the Porperty” shall be computed by dividing the Rentable Square Footage of the Premises by the Rentable Square Footage of the Property and, as of the date of this lease shall be 8.53%"Tenant's Proportionate Share of Project" shall be computed by dividing the Rentable Square Footage of the Premises by the Rentable Square Footage of the Project and, as of the date of this Lease, shall be 1.53%.

1.09 Estimated Initial Monthly Operating Expenses: The estimated Operating Expenses for calendar year 2020 are $0.44 per rentable square foot (or $4,752.00 per month). This information is not a representation or warranty of Landlord concerning such Operating Expenses during theTerm of this Lease. In no event shall the monthly Operating Expenses charged to Tenant during calendar year 2020 exceed $0.44 per rentable square foot. Annual Controllable Operating Expense increases shall be capped at five (5) percent. As used herein, the term “Controllable Operating Expenses” shall mean all Operating Costs other than insurance premiums, utility charges, governmentally mandated charges (including sales tax), the cost of snow or ice removal, security services, and other Operating Costs beyond reasonable control of Landlord. Tenant’s liability for non-Controllable Operating Expenses in any given calendar year during the Term shall not be similarly limited.

1.10 “Building Business Hours”: 7 am to 6 pm on Monday through Friday, except Holidays; 9 am to 1 pm on Saturdays, except Holidays. “Holidays” means all days observed as legal holidays by either the State of Oregon, the Federal Government or the labor unions servicing the Building, or as designated by Landlord that are commonly recognized by other office buildings in the area where the Building is located.

1.11         "Security Deposit": $29,503.62

1.12         "Guarantor": N/A

1.13         "Brokers": Tenant’s broker: Brian Wise of Hume Myers Tenant Counsel, LLC; Landlord’s broker: Newmark Knight Frank.

1.14         Parking Spaces: Four (4) spaces per 1,000 square feet of the Premises, which spaces shall be used in common with other tenants of the Project.

1.15         Tenant’s Billing Address: Summit Wireless Technologies, Inc (Attn: George Oliva), 6840 Via Del Oro, Suite 280, San Jose, CA 95119

1.16         Landlord’s Remittance Address: Portland 2 LLC c/o Jones Lang LaSalle, 15455 NW Greenbrier Pkwy., Suite 245, Beaverton, Oregon 97006

1.17         Addresses for Notices:

If to Landlord:

with a copy to:

If to Tenant:	Summit Wireless Technologies, Inc.
Attn: George Oliva
6840 Via Del Oro, Suite 280
San Jose, CA 95119

All capitalized terms used without definition in the text of this Lease are as defined in this Section 1 (Basic Lease Information).

2.       Lease Grant

Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, on and subject to the terms and conditions of this Lease. “Property” shall mean the Building and the parcel of land owned by Landlord on which the Building, the parking facilities and other improvements, if any, serving the Building are located. If the Project is part of a larger complex of structures, the term "Property" may include the entire complex as set forth in Section 1.01, where appropriate in Landlord's reasonable discretion.

3.       Possession.

3.01 Subject to Landlord's obligation to perform the Tenant Improvements, the Premises are accepted by Tenant in "as is" condition and configuration without any representations or warranties by Landlord. Landlord shall not be liable for a failure to deliver possession of the Premises due to the holdover of a prior tenant, a casualty or Force Majeure, provided, however Landlord shall use commercially reasonable efforts to obtain possession of the Premises. The Commencement Date and Expiration Date for the Premises, in such event, shall be postponed until the date Landlord delivers possession of the Premises to Tenant free from occupancy by any party.

3.02 Promptly after the determination of the Commencement Date, Landlord and Tenant shall enter into a Commencement Date Letter substantially in the form attached as Exhibit D. Tenant's failure to execute and return the Commencement Letter shall in no way affect the Commencement Date or Expiration Date under this Lease.

4.       Rent.

4.01 Tenant shall pay Landlord, without any setoff or deduction, all Base Rent and Additional Rent due for the Term (collectively referred to as "Rent"). "Additional Rent" means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. Recurring monthly charges of Base Rent and Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand. All other items of Rent shall be due and payable by Tenant on or before 10 days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address, Landlord designates and shall be made by good and sufficient check or by wire transfer pursuant to an account designated by Landlord upon request or by other means acceptable to Landlord. Rent for any partial month during the Term shall be prorated. Tenant's covenant to pay Rent is independent of every other covenant in this Lease.

4.02 Tenant shall pay Landlord an administration fee equal to 5% of all past due Rent, provided that Tenant shall be entitled to a grace period of 5 business days for the first late payment of Rent during each calendar year of the Term of this Lease. In addition, past due Rent shall accrue interest at 15% per annum but not more than the maximum amount permitted by applicable Law. Landlord's acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction.

4.03 So long as Tenant is not in default under this Lease beyond any applicable notice and cure period, Tenant shall not be obligated to pay Base Rent for the initial two (2) month(s) of the Term following the Commencement Date together with the twenty- fifth (25th) month following the Commencement Date; provided, that the prorated amount based on percent of lease completed of such abated Rent shall be immediately due and payable in the event of a Default by Tenant that is not cured in the designated period. Upon execution and delivery of this Lease, Tenant shall pay to Landlord the installment of $47,755.62 representing the Security Deposit and the Base Rent and estimated initial monthly operating expenses for the first paid month of the Term after the Commencement Date.

4.04 Commencing as of the Commencement Date, Tenant shall pay Tenant's Proportionate Share of Operating Expenses in accordance with Exhibit E of this Lease.

5.       Compliance with Laws; Use.

5.01 The Premises shall be used for the Permitted Use and for no other use whatsoever. Tenant shall comply with all Laws regarding the operation of Tenant's business and the use, condition, configuration and occupancy of the Premises. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. Landlord makes no representations to Tenant that the conduct of Tenant’s business in the Premises will be in compliance with Law. As used in this Lease, "Law(s)" means all present and future statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including, without limitation, the Americans with Disabilities Act and regulations promulgated thereunder and the provisions of other leases with other tenants of the Building.

5.02 Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to (a) the Base Building (as defined herein), but only to the extent such obligations are triggered by Tenant's use of the Premises, other than for general office use, or Alterations or improvements in the Premises performed or requested by Tenant or (b) the Premises. As used in this Lease, "Base Building" shall include the structural portions of the Building, the public restrooms and the mechanical, electrical and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located.

5.03 Tenant shall comply with the Rules and Regulations attached as Exhibit G and such other reasonable rules and regulations adopted by Landlord from time to time, including rules and regulations for the performance of Alterations.

5.04 As used in this Lease, “Hazardous Materials” will mean any substance commonly referred to, or defined in any Law, as a hazardous material or hazardous substance (or other similar term), including but not be limited to, chemicals, solvents, petroleum products, flammable materials, explosives, asbestos, urea formaldehyde, PCB’s, chlorofluorocarbons, freon or radioactive materials. Tenant will not cause or permit any Hazardous Materials to be brought upon, kept, stored, discharged, released or used in, under or about any portion of the Property by Tenant, Tenant Related Parties (as defined herein) or their agents without the prior written consent of Landlord, which consent may be withheld or conditioned in Landlord’s sole discretion; provided, Tenant may bring into the Premises small amounts of Hazardous Materials (such as cleaning products and copy toner) which are readily available to Tenant by unregulated retail purchase if the same are necessary in Tenant’s normal business operations. If Tenant or any Tenant Related Party brings any Hazardous Materials to the Premises or Property, with or without the prior written consent of Landlord (without waiver of the requirement of prior written consent), and in executing this Lease Tenant acknowledges and agrees that by its direct or indirect involvement in the introduction of any Hazardous Materials to the Premises or Property, with or without the consent of the Landlord, that Tenant accepts full and complete responsibility for such Hazardous Materials and henceforth on will be considered the “Responsible Party” as defined by any applicable governmental authority and/or Law. Further, Tenant shall: (a) use such Hazardous Material only as is reasonably necessary to Tenant’s business, in small, properly labeled quantities; (b) handle, use, keep, store, and dispose of such Hazardous Material using the highest accepted industry standards and in compliance with all applicable Laws; (c) maintain at all times with Landlord a copy of the most current MSDS sheet for each such Hazardous Material; and (d) comply with such other rules and requirements Landlord may from time to time impose, or with any definition of Hazardous Materials or Law as it may be implemented or modified during or after the term of this Lease. Upon expiration or earlier termination of this Lease, Tenant will, at Tenant’s sole cost and expense, cause all Hazardous Materials brought to the Premises or the Property by Tenant, to be removed from the Property in compliance with any and all applicable Laws.

5.05 If Tenant violates the provisions of this Section, or performs any act or omission which contaminates or expands the scope of contamination of the Premises, the Property, or any part thereof, the underlying groundwater, or any property adjacent to the Property, or violates or allegedly violates any applicable Law, then Tenant will promptly, at Tenant’s expense, take all investigatory and/or remedial action (collectively called “Remediation”), as directed or required by any governmental authority that is necessary to fully clean up, remove and dispose of such Hazardous Materials and any contamination so caused and shall do so in compliance with any applicable Laws. Tenant will also repair any damage to the Premises and any other affected portion(s) of the Property caused by such contamination and Remediation.

5.06 Tenant shall immediately provide to Landlord written notice of any investigation or claim arising out of the use by Tenant or any Tenant Entity of Hazardous Materials at the Property or the violation of any provision of this Section, or alleged violation of any Law and shall keep Landlord fully advised regarding the same. Tenant shall provide to Landlord all reports regarding the use of Hazardous Materials by Tenant at the Property and any incidents regarding the same, regardless of whether any such documentation is considered by Tenant to be confidential. Landlord retains the right to participate in any Remediation and/or legal actions affecting the Property involving Hazardous Materials arising from Tenant’s actual or alleged violation of any provision of this Section or Law.

5.07 Tenant will indemnify, protect, defend and forever hold Landlord, its lenders and ground lessor, if any, Landlord Related Parties (as defined herein) the Premises, the Property, or any portion thereof, harmless from any and all damages, causes of action, fines, losses, liabilities, judgments, penalties, claims, and other costs, including, but not limited to, any Landlord Related Parties’ costs incurred during its participation in any Remediation and/or legal actions as specified in this Section, arising out of any failure of Tenant or Tenant Related Party to observe any covenants of this Section. All provisions of this Section shall survive the expiration of this Lease and any termination of this Lease or of Tenant’s right of possession.

6.       Utilities.

6.01 Landlord shall redistribute or furnish electrical energy to or for the use of Tenant in the Premises for the operation of lighting fixtures and the electrical receptacles in the Premises in a manner that is generally consistent with the Permitted Use.

6.02 If either the quantity or character of electrical service is changed by the public utility or other company supplying electrical service to the Property or is no longer available or suitable for Tenant's requirements (collectively, an “Electrical Service Event”), such Electrical Service Event shall not (a) constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Base Rent, or (b) relieve Tenant from any of its obligations under this Lease, or (c) impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, injury to or interruption of Tenant's business or otherwise.

6.03 Landlord shall have the option of installing sub-meters at Landlord's expense to measure Tenant's consumption of electrical energy. Tenant shall obtain and pay for electrical energy and gas to or for the use of Tenant in the Premises by direct application, and arrangement with, the public utility serving the Building.

6.04 Tenant's use of electrical service shall not exceed the amounts which, in Landlord's reasonable judgment, are consistent with the Permitted Use in the Project, if greater. Tenant shall not make, or perform or permit the making or performing of, any alterations to wiring installations or other electrical facilities in or serving the Premises without the prior written consent of Landlord in each instance.

6.05 Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electric energy furnished to the Premises by reason of any requirement, act or omission of the public utility serving the Property with electricity or for any other reason not directly attributable to Landlord, provided, however, that in such instance, Landlord shall use commercially reasonable efforts to cause the electricity to be restored as soon as practicable thereafter.

7.       Building Services.

7.01 Landlord agrees to furnish to the Premises during Building Business Hours (specified in the Basic Lease Information), the following services and utilities subject to the rules and regulations of the Building prescribed from time to time: (a) water for use in the Base Building lavatories and break room in the Premises; (b) customary heat and air conditioning (“HVAC”) required in Landlord’s judgment for the use and occupation of the Premises during Building Business Hours, although Tenant shall have the right to receive HVAC service during hours other than Building Business Hours and (c) access to the Building and Premises for Tenant and its employees 24 hours per day/7 days per week, subject to the terms of this Lease and such protective services or monitoring systems, if any, as Landlord may reasonably impose, including, without limitation, sign-in procedures and/or presentation of identification cards.

7.02 Landlord shall provide Tenant with the Parking Spaces on the terms of the Lease. The current allocation of unreserved parking spaces to Tenant is set forth in the Basic Lease Information. All parking will comply with the terms and conditions of this Lease and applicable Rules and Regulations. The parking privileges granted to Tenant are personal to Tenant. Tenant shall not assign or sublet parking privileges other than in connection with an approved or permitted assignment of this Lease or permitted sublease. Parking Spaces shall be free of charge.

7.03 Landlord agrees, at Landlord’s sole cost, to (a) install Building standard signage identifying Tenant at the entryway to the Premises at Landlord’s sole cost, and (b) provide Tenant, with a listing identifying Tenant in the directory for the Building. Any requests to change the initial signage and directory listing shall be at the Tenant’s sole cost. Tenant shall have the right to install signage at its expense on the existing building monument sign with Landlord’s reasonable approval and consistent with Project standards and applicable signage code.

7.04 Landlord shall have access to all air-cooling, fan, ventilating and machine rooms and electrical closets and all other mechanical installations of Landlord (collectively, the "Mechanical Areas"), and Tenant shall not construct partitions or other obstructions which may unreasonably interfere with Landlord's access thereto or the moving of Landlord's equipment to and from the Mechanical Areas. Tenant shall not enter the Mechanical Areas or tamper with, adjust, or otherwise affect the Mechanical Areas or install any supplementary or auxiliary HVAC equipment to serve the Premises without Landlord's prior consent in each instance. Landlord shall not be responsible if the normal operation of the Building System providing HVAC to the Premises (the "HVAC System") shall fail to provide cooled or heated air by reason of (a) any machinery or equipment installed by or on behalf of Tenant, which shall have an electrical load in excess of the average electrical load set forth in this Lease, or (b) any rearrangement of partitioning or other Alterations made or performed by or on behalf of Tenant. Tenant at all times shall cooperate fully with Landlord and shall abide by the Building Rules and Regulations which Landlord may reasonably prescribe for the proper functioning and protection of the HVAC System.

8.       Leasehold Improvements.

All improvements in and to the Premises, including any Alterations (collectively, "Leasehold Improvements") shall remain upon the Premises at the end of the Term without compensation to Tenant, provided that Tenant, at its expense, in compliance with all applicable Laws, shall (a) close up any slab penetrations in the Premises and (b) remove Tenant installed Cable (as defined in this Lease), gas/tank lines and any Alterations that, in Landlord's reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (such other items collectively are referred to as "Required Removables"). Tenant shall not be required to remove any of the improvements described in Exhibit C. Required Removables shall include, without limitation, internal stairways, raised floors, personal baths and showers, supplemental HVAC units and equipment (however not including HVAC installed for the server room in the Premises), vaults, rolling file systems and structural alterations and modifications. The Tenant installed Cable and Required Removables shall be removed by Tenant within 10 days of the Expiration Date. At least 30 days prior to commencing the removal of any Cable or Required Removables or the closing of any slab penetrations, Tenant shall notify Landlord of its intention to remove such Cable or Required Removables or effect such closings, and provide to Landlord, for its approval, structural or other drawings describing the proposed removal, and if Landlord notifies Tenant within such 30 day period, Tenant shall not remove such Cable and/or Required Removables and/or close such slab penetrations, and the Cable and/or Required Removables not so removed shall become the property of Landlord upon the Expiration Date or sooner termination of the Term. Tenant shall repair damage caused by the installation or removal of any Cable or Required Removables. If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work at Tenant's expense.

9.       Repairs and Alterations.

9.01 Tenant shall periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance or repair and shall promptly provide Landlord with notice of any such conditions. Tenant shall, at its sole cost and expense, perform all maintenance and repairs to the Premises that are not Landlord's express responsibility under this Lease, and keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant's repair and maintenance obligations include, without limitation, repairs to: (a) floor coverings; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) electronic, fiber, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant (collectively, "Cable"); (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving Tenant; and (g) Alterations. Subject to the terms of Section 15 below, to the extent Landlord is not reimbursed by insurance proceeds, Tenant shall reimburse Landlord for the cost of repairing damage to the Building caused by the acts of Tenant, Tenant Related Parties and their respective contractors and vendors. If Tenant fails to commence and diligently proceed with any repairs to the Premises for more than 15 days after notice from Landlord (although notice shall not be required in an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs, together with an administrative charge in an amount equal to 3% of the cost of the repairs.

9.02 Landlord shall keep and maintain in good repair and working order and perform maintenance upon the: (a) structural elements of the Building including exterior walls; (b) foundation of the Building; (c) roof of the Building and (d) the Building HVAC, electrical and plumbing systems located outside of the Premises that serve the Premises.

9.03 Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as "Alterations") without first obtaining the written consent of Landlord in each instance. However, Landlord's consent shall not be required for any Alteration that satisfies all of the following criteria (a "Cosmetic Alteration"), although prior written notice to Landlord shall be required: (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the Base Building; (d) does not require work to be performed inside the walls or above the ceiling of the Premises; and (e) the costs thereof do not exceed $5,000.00, in the aggregate, within any 12 month period. Cosmetic Alterations shall be subject to all the other provisions of this Section 9.03. Landlord will not unreasonably withhold its consent to Alterations so long as such Alterations (i) are non-structural and do not affect the Building Systems, (ii) with respect only to fire and life safety systems are performed only by Landlord's designated contractors or with respect to mechanical, engineering, electrical plumbing and HVAC by contractors approved by Landlord to perform such Alterations, (iii) affect only the Premises and are not visible from outside of the Premises or the Building, (iv) do not affect the certificate of occupancy issued for the Building or the Premises, (v) are reasonably consistent with the design, construction and equipment of the Building, and (vi) do not adversely affect (other than to a de minimis extent) any Building System or service furnished by Landlord in connection with the operation of the Building.

9.04 Except for Cosmetic Alterations, prior to starting any Alterations, Tenant shall furnish to Landlord (a) plans and specifications, (b) names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Base Building), (c) required permits and approvals, (d) evidence of contractors and subcontractors insurance in amounts reasonably required by Landlord and naming Landlord as an additional insured, and (e) any security for performance in amounts reasonably required by Landlord.

9.05 Alterations shall be constructed in a good and workmanlike manner using materials of a quality reasonably approved by Landlord (except for Cosmetic Alterations which shall not require Landlord's approval). Tenant shall reimburse Landlord for any reasonable out-of-pocket costs and expenses incurred by Landlord or by any third-party on behalf of Landlord in connection with Landlord's review of any plans specifications for any Alterations. In addition, Tenant shall pay Landlord a fee for Landlord's oversight and coordination of any Alterations (except for Cosmetic Alterations) equal to 5% of the cost of the Alterations. Upon completion, except for any Cosmetic Alterations, Tenant shall furnish to Landlord "as-built" plans for all Alterations, completion affidavits and full and final waivers of lien, and certificates of final approval for such Alterations required by any governmental authority.

10.       Landlord's Access.

10.01 Landlord may enter the Premises to inspect, show or clean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building. Except in emergencies or to provide Building services, Landlord shall provide Tenant with reasonable prior verbal notice of entry and shall use reasonable efforts to minimize any interference with Tenant's use of the Premises. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs and alterations. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Building Business Hours. Entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

10.02 Landlord has the right at any time to (a) change the name, number or designation by which the Building is commonly known, or (b) alter the Building to change the arrangement or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building and/or Property without any such acts constituting an actual or constructive eviction and without incurring any liability to Tenant, so long as such changes do not deny Tenant reasonable access to the Premises. Without limiting the generality of the foregoing, Landlord shall have the right to erect and maintain sidewalk bridges and/or scaffolding on or about the Premises and/or the Building. Landlord shall use reasonable efforts to minimize interference with Tenant's use and occupancy of the Premises during the making of such changes or alterations, provided that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever.

11.       Assignment and Subletting.

11.01 Tenant shall not assign, sublease, transfer, mortgage, pledge, encumber or otherwise transfer any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a "Transfer") without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if Landlord does not exercise its recapture rights under Section 11.02. If the entities which directly or indirectly control the voting shares/rights of Tenant change at any time, such change of ownership or control shall constitute a Transfer, unless Tenant is an entity whose outstanding stock is listed on a recognized securities exchange. Any Transfer in violation of this Section shall, at Landlord's option, be deemed a Default by Tenant as described in Section 18, and shall be voidable by Landlord. In no event shall any Transfer, release or relieve Tenant from any obligation under this Lease, and Tenant shall remain primarily liable for the performance of the tenant's obligations under this Lease, as amended from time to time.

11.02 Tenant shall provide Landlord with financial statements for the proposed transferee, a fully executed copy of the proposed assignment, sublease or other Transfer documentation and such other information as Landlord may reasonably request. Within 21 days after receipt of the required information and documentation, Landlord shall either (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) reasonably refuse to consent to the Transfer in writing; or (c) in the event of an assignment of this Lease or subletting of more than 50% of the Premises for more than 75% of the remaining Term (excluding unexercised options), recapture the portion of the Premises that Tenant is proposing to Transfer. If Landlord exercises its right to recapture, this Lease shall automatically be amended (or terminated if the entire Premises is being assigned or sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer, although Landlord may require Tenant to execute a reasonable amendment or other document reflecting such reduction or termination. Tenant shall pay for all of Landlord's out of pocket legal costs incurred in connection with Landlord's review of any requested Transfer not to exceed $2,500.00.

11.03 Tenant shall pay Landlord 50% of (a) all rent which Tenant receives as a result of a Transfer less (b) the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord's share of the excess within 30 days after Tenant's receipt of the excess. Tenant may deduct from the excess, amortized on a straight-line basis over the remaining Term of the Lease, all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer. If and for so long as Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant's share of payments received by Landlord.

12.       Liens.

Tenant shall not permit mechanics' or other liens to be placed upon the Property, Premises or Tenant's leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant or its transferees. Tenant shall give Landlord notice at least 15 days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility provided that any request for consent to the Alteration in respect of such work shall constitute such notice. Tenant, within 30 days of notice from Landlord, shall fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable Law and shall provide evidence satisfactory to Landlord that such lien has been removed or bonded within such 30-day period. Tenant's failure to cure same shall be deemed a Default under this Lease and, in addition to any other remedies available to Landlord as a result of such Default by Tenant, Landlord, at its option, may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord, including, without limitation, reasonable attorneys' fees.

13.       Indemnity and Waiver of Claims.

Except to the extent caused by the gross negligence or willful misconduct of Landlord or any Landlord Related Parties, Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys' fees and other professional fees (if and to the extent permitted by Law) (collectively referred to as "Losses"), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises or any wrongful acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties or any of Tenant's transferees, contractors or licensees. Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Related Parties, Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents ("Tenant Related Parties") harmless against and from all Losses which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties by any third party and arising out of or in connection with the wrongful acts or omissions (including violations of Law) of Landlord or the Landlord Related Parties. Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, shareholders, directors, employees, contractors, licensees, invitees, servants, agents, representatives and Mortgagees (the "Landlord Related Parties") from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, unknown fire, explosion, falling plaster, steam, gas, electricity, electrical or electronic emanations or disturbance, water, rain, snow or leaks from any part of the Building or from the pipes or caused by dampness, vandalism, malicious mischief, (d) the inadequacy or failure of any security or protective services, personnel or equipment, or (e) any matter not within the reasonable control of Landlord.

14.       Insurance.

14.01 Tenant shall maintain the following insurance (“ Tenant's Insurance”): (a) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $2,000,000.00; (b) Property/Business Interruption Insurance written on an All Risk or Special Cause of Loss Form, including sprinkler leakage, at replacement cost value and with a replacement cost endorsement covering all of Tenant's business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Premises (“Tenant's Property”) and any Leasehold Improvements performed by or for the benefit of Tenant; (c) Workers' Compensation Insurance in amounts required by Law; and (d) Employers Liability Coverage of at least $1,000,000.00 per occurrence. Any company writing Tenant's Insurance shall have an A.M. Best rating of not less than A-VIII. All Commercial General Liability Insurance policies shall name as additional insureds Landlord (or its successors and assignees), the managing agent for the Building (or any successor) and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord and its successors as the interest of such designees shall appear and shall be primary and noncontributory to any insurance which may be carried by Landlord. In addition, Landlord shall be named as a loss payee with respect to Property Insurance on the Leasehold Improvements. All policies of Tenant's Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least thirty (30) days' advance written notice of any cancellation, termination, material change or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant's Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant's Insurance and the Additional Insured Endorsement CG 20 11 11 85 or its equivalent is required to be provided as soon as it is available. Landlord shall maintain so called All Risk property insurance on the Building at replacement cost value as reasonably estimated by Landlord and liability insurance applicable to the Building, together with such other insurance coverage as Landlord, in its reasonable judgment, may elect to maintain.

14.02 Tenant will not do or permit anything to be done within or about the Premises or the Property which will increase the existing rate of any insurance on any portion of the Property or cause the cancellation of any insurance policy covering any portion of the Property (including, without limitation, any liability coverage). Tenant will, at its sole cost and expense, comply with any requirements of any insurer of Landlord. Tenant agrees to maintain policies of insurance described in this Section. Landlord reserves the right, from time to time, to require additional coverage (including, flood insurance, if the Premises is located in a flood hazard zone), and/or to require higher amounts of coverage.

15.       Subrogation.

Landlord and Tenant hereby waive and shall cause their respective property insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage with respect to Tenant's Property, Leasehold Improvements, the Building, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance. For the purposes of this waiver, any deductible with respect to a party's insurance shall be deemed covered by and recoverable by such party under valid and collectable policies of insurance.

16.       Casualty Damage.

16.01 Tenant shall give prompt notice to Landlord if all or any portion of the Premises becomes untenantable by fire or other casualty to the Premises (collectively a " Casualty"). In the event of such Casualty, Landlord, by notice to Tenant within 60 days after the date of such Casualty, shall have the right to terminate this Lease if: (1) the Premises have been materially damaged and there is less than one (1) year of the Term remaining on the date of the Casualty; (2) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (3) a material uninsured loss to the Building or Premises occurs. If this Lease is so terminated, (a) the Term shall expire upon the date set forth in Landlord's notice, which shall not be less than 30 days after such notice is given, and Tenant shall vacate the Premises and surrender the same to Landlord no later than the date set forth in the notice, (b) Tenant's liability for Rent shall cease as of the date of the damage, (c) any prepaid Rent for any period after the date of the damage shall be refunded by Landlord to Tenant, and (d) Landlord shall be entitled to collect all insurance proceeds of policies held by Landlord or Tenant providing coverage for Alterations and other improvements to the Premises. Landlord shall retain such proceeds from Tenant's insurance only to the extent that Landlord performed or paid for such Alterations and improvements, whether by contribution, offset or otherwise, and the balance of such proceeds, if any, shall be paid to Tenant.

16.02 If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and common areas. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the common areas deemed desirable by Landlord. Upon notice from Landlord, Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant's Insurance with respect to any Leasehold Improvements performed by or for the benefit of Tenant; provided if the estimated cost to repair such Leasehold Improvements exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord's commencement of repairs. In effort to reduce excess costs incurred, Tenant shall hold the right to reduce or otherwise change the scope of the Leasehold Improvements subject to Landlord’s reasonable approval. Within 15 days of demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs. In no event shall Landlord be required to spend more for the restoration than the proceeds received by Landlord. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant occasioned by damage by fire or other casualty or the repair thereof. Landlord will not carry insurance of any kind on Tenant's Property, and shall not be obligated to restore or repair any damage to Tenant's Property or any Required Removables. Provided that Tenant is not in Default, during any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant. Landlord shall have the right to adapt the restoration of the Premises as contemplated by this Section 16.02 to comply with applicable Laws that are then in effect.

16.03 In addition to Landlord's rights under Section 16.01, if the Premises are totally damaged or are rendered wholly untenantable, or if the Building is so damaged that in Landlord's opinion, substantial alteration, demolition, or reconstruction of the Building is required (whether or not the Premises are so damaged or rendered untenantable), then in either of such events, Landlord may, not later than 60 days following the date of the damage, give Tenant a notice terminating this Lease. If this Lease is so terminated, (a) the Term shall expire upon the date set forth in Landlord's notice, which shall not be less than 30 days after such notice is given, and Tenant shall vacate the Premises and surrender the same to Landlord no later than the date set forth in the notice, (b) Tenant's liability for Rent shall cease as of the date of the damage, (c) any prepaid Rent for any period after the date of the damage shall be refunded by Landlord to Tenant, and (d) Landlord shall be entitled to collect all insurance proceeds of policies held by Landlord or Tenant providing coverage for Alterations and other improvements to the Premises. Landlord shall retain such proceeds from Tenant's insurance only to the extent that Landlord performed or paid for such Alterations and improvements, whether by contribution, offset or otherwise, and the balance of such proceeds, if any, shall be paid to Tenant.

16.04 Notwithstanding anything set forth to the contrary in this Section 16, in the event a Casualty to the Premises and/or Building renders the Premises untenantable during the final year of the Term and Tenant's inability to use the Premises is reasonably expected to continue until at least the earlier of the (a) Expiration Date, or (b) the 180th day after the date when such Casualty occurs, then either Landlord or Tenant may terminate this Lease by notice to the other party within 30 days after the occurrence of such Casualty and this Lease shall expire on the 30th day after the date of such notice.

17.       Condemnation.

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a "Taking"). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would have a material adverse effect on Landlord's ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within 45 days after it first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated, Base Rent and Tenant's Pro Rata Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds are expressly waived by Tenant, however, Tenant may file a separate claim for Tenant's Property and Tenant's reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord's award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking.

18.       Events of Default.

In addition to any other default specifically described in this Lease, each of the following occurrences shall be a "Default": (a) Tenant's failure to pay any portion of Rent within ten (10) days after it was due ("Monetary Default"), however not more than one time per calendar year Landlord shall be required to provide Tenant a written notice of Tenant’s failure to pay any portion of Rent with Tenant then having seven (7) days from date of notice to cure; (b) Tenant's failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within 10 days after written notice to Tenant provided, however, if Tenant's failure to comply cannot reasonably be cured within 10 days, Tenant shall be allowed additional time (not to exceed 30 days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within 10 days and diligently pursues the cure to completion; (c) Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; (d) Tenant's interest in this Lease shall pass to any third party, whether by operation of Law or otherwise, except as expressly permitted under Section 11; (e) Tenant does not take possession of all or any portion of the Premises; (f) Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord at the Building or Property, or (g) if Landlord applies or retains any portion of the Security Deposit, and Tenant fails to deposit with Landlord the amount so applied or retained by Landlord, or to provide Landlord with a replacement Letter of Credit, if applicable, within five (5) days after notice by Landlord to Tenant stating the amount applied or retained. If Landlord provides Tenant with notice of Tenant's failure to comply with any specific provision of this Lease on two (2) separate occasions during any 12-month period, Tenant's subsequent violation of such provision shall, at Landlord's option, be an incurable Default by Tenant. All notices sent under this Section shall be in satisfaction of, and not in addition to, notice required by Law.

19.       Remedies.

19.01 Upon Default, Landlord shall have the right to pursue any one or more of the following remedies:

(a) Landlord may serve a written ten (10) day notice of cancellation of this Lease upon Tenant, and upon the expiration of the ten (10) days, this Lease and the Term shall end and expire as fully and completely as if the expiration of the ten (10) day period set forth in the notice was the Expiration Date stated herein, and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable for damages as provided in this Section 19. If Tenant fails to surrender the Premises, Landlord, in compliance with Law, may enter upon and take possession of the Premises and remove Tenant, Tenant’s Property and any party occupying the Premises. Tenant shall pay Landlord, on demand, all past due Rent and other losses and damages Landlord suffers as a result of Tenant's Default, including, without limitation, all Costs of Reletting and any deficiency that may arise from reletting or the failure to relet the Premises. "Costs of Reletting" shall include all reasonable costs and standard expenses incurred by Landlord in reletting or attempting to relet the Premises, including, legal fees, brokerage commissions, and the value of other concessions or allowances granted to a new tenant so long as the new tenant term commences prior to the Expiration Date.

(b) Terminate Tenant's right to possession of the Premises and, in compliance with Law, remove Tenant, Tenant's Property and any parties occupying the Premises. Landlord may (but shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for such period of time and on such terms and conditions (which may include concessions, free rent and work allowances) as Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease.

19.02 In lieu of calculating damages under Section 19.01, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant's right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a discount rate equal to the sum of the then current “prime rate,” as announced in The Wall Street Journal, plus two percent (2%) minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting.

19.03 If Tenant is in Default of any of its non-monetary obligations under the Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to 10% of the cost of the work performed by Landlord. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity.

20.       Limitation of Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO LANDLORD'S (AND ANY SUCCESSOR TO LANDLORD) INTEREST IN THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD'S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES, NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT.

21.       Reduction or Relocation of the Premises.

21.01 Landlord shall have the right, upon not less than 30 days’ notice to Tenant, to recapture a portion or portions of the Premises, solely for the purpose of (a) installing additional elevator(s) in the Building, together with such space as may be required for lobbies and other common areas, (b) improving the Base Building, or (c) constructing public corridors to create access to rentable space now existing or to be constructed in the future on the floor on which the Premises are located (any or all of the foregoing work, "Building Improvements"). The amount of such recaptured space which may be taken by Landlord pursuant to this Section 21.01 shall be limited to such space as is reasonably and actually required for the proper installation, access and operation of such Building Improvements. Tenant shall provide Landlord with access to the Premises to perform the work to install and maintain the Building Improvements, including the right to take all necessary materials and equipment into the Premises, without the same constituting an eviction, and Tenant shall not be entitled to any abatement of Rent while such work is in progress or any damages by reason of loss or interruption of business or otherwise unless the Landlord work exceeds thirty (30) days in which case Tenant’s Rent shall be reduced by the proportionate area of the Premises impacted, inaccessible or unusable due to noise. Landlord shall use reasonable efforts to minimize interference with Tenant's access to and use and occupancy of the Premises in making any Building Improvements; provided, however, that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever. Promptly following the completion of any Building Improvements, Landlord shall make such repairs to and restoration of the Premises as may be reasonably required as a direct result thereof. Upon the date set forth for such recapture in Landlord's notice described above, the Lease shall be deemed automatically amended by the deletion of such recaptured space from the Premises, Base Rent and Additional Rent shall be reduced in the proportion which the area of the part of the Premises so recaptured bears to the total area of the Premises immediately prior thereto, and Tenant shall promptly vacate and surrender such portion of the Premises to Landlord, and except as otherwise specifically set forth in this Section 21.01, the terms and conditions of this Lease shall not be modified by reason of any such Building Improvements or the maintenance thereof.

22.       Security Deposit.

22.01 Tenant shall deposit the Security Deposit with Landlord upon the execution of this Lease in cash as security for the faithful performance and observance by Tenant of the terms, covenants and conditions of this Lease, including the surrender of possession of the Premises to Landlord as herein provided. Landlord shall not be required to pay Tenant any interest on the Security Deposit and shall be permitted to commingle the Security Deposit with other deposits and funds being held by Landlord.

22.02 If Tenant Defaults, beyond applicable notice and cure periods, in the payment or performance of any the terms, covenants or conditions of this Lease, including the payment of Rent, Landlord may use, apply or retain the whole or any part of the cash Security Deposit to the extent required for the payment of any Rent or any other sum as to which Tenant is in Default, including (a) any sum which Landlord may expend or may be required to expend by reason of Tenant's Default, and (b) any damages to which Landlord is entitled pursuant to this Lease or applicable Laws, whether such damages accrue before or after summary proceedings or other reentry by Landlord. If Landlord uses, applies or retains any part of the Security Deposit, Tenant, upon demand, shall deposit with Landlord the amount so applied or retained so that Landlord shall have the full Security Deposit on hand at all times during the Term. If Tenant shall fully and faithfully comply with all of the terms, covenants and conditions of this Lease, the Security Deposit (or so much thereof as remains) shall be returned to Tenant no later than 45 days following the Expiration Date and after delivery of possession of the Premises to Landlord in the manner required by this Lease. Tenant expressly agrees that Tenant shall have no right to apply any portion of the Security Deposit against any of Tenant's obligations to pay Rent hereunder.

22.03 Upon a sale of the Building or the Property or a leasing of the Building, or any financing of Landlord's interest therein, Landlord shall have the right to transfer the cash Security Deposit to the vendee, Tenant or Mortgagee. Tenant shall look solely to the new landlord or Mortgagee for the return of such cash Security Deposit, and the provisions of this Section shall apply to every transfer or assignment made of the Security Deposit to a new landlord. Tenant will not assign or encumber, or attempt to assign or encumber, the cash Security Deposit, and neither Landlord nor its successors or assigns shall be bound by any such actual or attempted assignment or encumbrance.

22.04 The cash Security Deposit, if any, shall not be deemed an advance Rent deposit or an advance payment of any other kind, or a measure or limitation of Landlord's damages or constitute a bar or defense to any of the Landlord's other remedies under this Lease or at Law or in equity upon Tenant's Default.

23.       Holding Over.

If Tenant fails to surrender all or any part of the Premises at the expiration or termination of this Lease, occupancy of the Premises after expiration or termination shall be that of a tenancy at sufferance. Tenant's occupancy shall be subject to all the terms and provisions of this Lease, and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to (a) 125% of the sum of the Base Rent due for the period immediately preceding the holdover, and (b) be liable to Landlord for (i) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a "New Tenant") in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant, and (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant; and (c) indemnify Landlord against all claims for damages by any New Tenant. No holdover by Tenant or payment by Tenant after the expiration or termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise.

24.       Subordination to Mortgages; Estoppel Certificate.

24.01 Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a "Mortgage"). The party having the benefit of a Mortgage shall be referred to as a "Mortgagee". This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon the request of Landlord or any Mortgagee, Tenant shall attorn to any successor to Landlord's interest in this Lease.

If a Mortgagee or any other person shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action, or the delivery of a new lease or deed, then at the request of the successor landlord and upon such successor landlord's written agreement to accept Tenant's attornment and to recognize Tenant's interest under this Lease, Tenant shall be deemed to have attorned to and recognized such successor landlord as Landlord under this Lease. The provisions of this Section are self-operative and require no further instruments to give effect hereto. Tenant shall, within 10 days after written request, execute and deliver any instrument that such successor landlord may reasonably request (a) evidencing such attornment, (b) setting forth the terms and conditions of Tenant's tenancy, and (c) containing such other terms and conditions as may be required by such Mortgagee or Landlord, provided such terms and conditions do not increase the Rent, materially increase Tenant's non-Rent obligations or materially and adversely affect Tenant's rights under this Lease. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between such successor landlord and Tenant upon all of the terms, conditions and covenants set forth in this Lease except that such successor landlord shall not be liable for or bound by any: (i) payment of an installment of Rent which may have been made more than 30 days before the due date of such installment, (ii) act or omission or default of Landlord under the Lease, (iii) credits, claims, setoffs or defenses which Tenant may have against Landlord, (iv) obligation to make any payment to Tenant which was required to be made prior to the time such successor landlord succeeded to Landlord's interest, (v) any obligation to perform any work or to make improvements to the Premises except for (A) repairs and maintenance required to be made by Landlord under this Lease, and (B) repairs to the Premises as a result of damage by fire or other casualty, or partial condemnation, pursuant to the provisions of this Lease, but only to the extent that such repairs can reasonably be made from the net proceeds of any insurance or condemnation awards actually made available to such successor landlord; or (vi) bound by any modification, amendment or renewal of this Lease made without the consent of any Mortgagee of whom Tenant has been given notice, or (vii) obligated to return any security deposit (if any) not actually received by any successor landlord or Mortgagee.

24.02 Tenant shall within 10 days after receipt of a written request from the Landlord, execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by Landlord, including a Mortgagee or prospective purchaser of the Building and/or Property. Without limitation, such estoppel certificate may include a certification as to the status of this Lease, the existence of any defaults, and the amount of Rent that is due and payable.

25.       Option to Renew.

25.01 Provided that (a) this Lease shall be in full force and effect as of the date of the Renewal Notice and as of the Expiration Date; (b) Tenant is not in Default under this Lease beyond any applicable cure period, (c) Tenant shall be in actual occupancy of the entire Premises (subject, however, to vacancy due to casualty or condemnation), then Tenant originally herein named shall have one (1) option to extend the Term of this Lease for the entire Premises for a period of three (3) years (the "Renewal Term") commencing on the day after the Expiration Date. Such option shall be exercisable by written notice (the "Renewal Notice") to Landlord given not less than nine (9) months prior to, but not earlier than 18 months prior to, the Expiration Date. The Renewal Term shall commence on the day after the Expiration Date (the "Renewal Term Commencement Date") and shall expire on the third (3rd) anniversary of the Expiration Date. The Renewal Term shall constitute an extension of the initial Term of this Lease and shall be upon all of the same terms and conditions as the initial Term, except that (i) there shall be no further option to renew the Term of this Lease during the Renewal Term, and (ii) the Base Rent for the Renewal Term shall be payable at a rate per annum equal to the greater of (A) the Prevailing Market Rate (as defined herein) and (B) the Base Rent paid by Tenant immediately prior to the Expiration Date. During the Renewal Term, all Additional Rent that Tenant is obligated to pay under this Lease during the initial Term hereof for Operating Expenses shall continue without interruption, it being the intention of the parties hereto that the Renewal Term shall be deemed a part of and continuation of the initial Term of this Lease. If Tenant shall duly and timely give the Renewal Notice, then not later than 21 days after the date of such Renewal Notice, Landlord shall respond to Tenant's Renewal Notice with a notice to Tenant of Landlord's calculation of the Prevailing Market Rate. As used in this Lease, "Prevailing Market Rate" shall mean the arm’s length fair market annual rental rate per rentable square foot under leases and renewal and expansion amendments entered into on or about the date on which the Prevailing Market Rate is being determined hereunder for space comparable to the Premises in the Building and buildings comparable to the Building in the Beaverton, Oregon area as of the date the Renewal Term is to commence, taking into account the specific provisions of this Lease which will remain constant, and may, if applicable, include parking charges. The determination of the Prevailing Market Rate shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes.

25.02 If Tenant shall dispute Landlord's determination of the Prevailing Market Rate, pursuant to Section 25.01, Tenant shall give notice to Landlord of such dispute within 10 days of Tenant's receipt of Landlord's notice of Landlord's calculation of the Prevailing Market Rate, with the Tenant’s notice stating that Tenant will either, a) remove its Renewal Notice and have no further obligation to extend the Lease, or b) the parties shall proceed to arbitration and such dispute shall be determined by a single arbitrator appointed in accordance with the American Arbitration Association Real Estate Valuation Arbitration Proceeding Rules. The arbitrator shall be impartial and shall have not less than then 10 years' experience in a calling related to the leasing of commercial office space in office buildings comparable to the Building, and the fees of the arbitrator shall be shared equally by Landlord and Tenant. Within 15 days following the appointment of the arbitrator, Landlord and Tenant shall attend a hearing before the arbitrator at which each party shall submit a report setting forth its determination of the Prevailing Market Rate of the Premises as of the commencement of the Renewal Term, together with such evidence as each such party shall deem relevant. If either party fails to submit its determination, then the arbitrator shall select the determination that was submitted. The arbitrator shall, within 30 days following such hearing and submission of evidence, render his or her decision by selecting the determination of fair market value submitted by either Landlord or Tenant which, in the judgment of the arbitrator, most nearly reflects the Prevailing Market Rate of the Premises for the Renewal Term. The arbitrator shall have no power or authority to select any Prevailing Market Rate other than a Prevailing Market Rate submitted by Landlord or Tenant, and the decision of the arbitrator shall be final and binding upon Landlord and Tenant. If the Prevailing Market Rate shall not have been determined by the Renewal Term Commencement Date, Tenant shall pay Base Rent in the amount equal to Landlord's determination of the Prevailing Market Rate submitted to Tenant pursuant to Section 25.01 until the Prevailing Market Rate shall have been determined by the arbitrator. Upon any such determination, the Base Rent for the Premises shall be retroactively adjusted to the Renewal Term Commencement Date between the parties.

25.03 Upon request by Landlord or Tenant following the Renewal Term Commencement Date, Landlord and Tenant will mutually execute, acknowledge and deliver an amendment to this Lease setting forth the Base Rent for the Renewal Term, the Renewal Term Commencement Date, and the Expiration Date, as extended. The failure of either party to execute and deliver such an amendment shall not affect the rights or the parties under this Lease. If Tenant shall duly and timely exercise Tenant's right to the Renewal Term pursuant to the terms hereof, all of the applicable references in this Lease to the Term shall be deemed to include the Renewal Term.

25.04 It is an express condition of the Renewal Option granted to Tenant pursuant to the terms of this Section 25 that time shall be of the essence with respect to Tenant's giving of the Renewal Notice within the period above provided.

25.05 The Renewal Option shall automatically terminate and become null, void and of no force and effect upon the earlier to occur of (a) the expiration or termination of this Lease by Landlord or pursuant to Law, (b) the termination or surrender of Tenant's right to possession of the Premises or any portion thereof, or (c) the failure of Tenant to timely and properly exercise the Renewal Option. The Renewal Option is personal to Tenant herein named, and under no circumstances whatsoever shall any assignee or any sublessee have any right to exercise the Renewal Option granted herein.

26.       Notice.

Except as otherwise expressly provided in this Lease, any consents, notices, demands, requests, approvals or other communications given under this Lease shall be in writing and delivered by hand or sent by certified mail with return receipt requested, or sent by overnight or same day courier service at the party's respective addresses set forth in the Basic Lease Information. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date that is five (5) business days after notice is deposited in the U.S. mail in the manner described above. Either party may, at any time, change its address (other than to a post office box address) by giving the other party written notice of the new address.

27.       Surrender of Premises.

At the expiration or termination of this Lease or Tenant's right of possession, Tenant shall remove Tenant's Property from the Premises, and quit and surrender the Premises to Landlord, vacant, broom clean, and in good order, condition and repair, ordinary wear and tear and damage which Landlord is obligated to repair hereunder excepted. If Tenant fails to remove any of Tenant's Property, Landlord may deem all or any part of Tenant's Property to be abandoned and, at Tenant's sole cost and expense, shall be entitled (but not obligated) to remove, sell or dispose of Tenant's Property without notice or compensation to Tenant. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant's Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred.

28.       Confidentiality.

Tenant shall keep the provisions of this Lease confidential, and shall instruct its agents, employees, attorneys and consultants to keep such provisions confidential, but the foregoing shall not restrict Tenant’s right to disclose such provisions as reasonably required in connection with the conduct of its business to attorneys, accountants and other professionals. Tenant agrees that it shall not issue any press release with respect to or otherwise publicize this Lease, and Tenant shall require its agents and consultants to similarly refrain from publicizing the terms hereof.

29.       First Right of Refusal to Expand.

29.01 During the Term following the Commencement Date, Landlord shall notify Tenant in writing (“Available Premises Notice”) if any office premises located adjacent to the Premises on the first floor (”Expansion Premises”) becomes available for rent. For a period of fifteen (15) days following Tenant’s receipt of the Available Premises Notice, Tenant shall have the right (“First Right of Refusal”) to lease the Expansion Premises by providing Landlord with written notice (“Election Notice”). The failure of Tenant to deliver the Election Notice to Landlord within such time period shall be deemed Tenant’s waiver of its First Right of Refusal and Landlord shall be free to lease the Expansion Premises to any other party. If Tenant elects to exercise its First Right of Refusal, the Expansion Premises shall be deemed to be leased under all the terms and conditions of this Lease and shall constitute a portion of the “Premises” for all purposes, and the term of Tenant’s lease of the Expansion Premises shall be coterminous with the term of this Lease with respect to the original Premises. The date that is the sooner to occur of the day that the Expansion Premises is ready for occupancy or the day that Tenant takes occupancy of the Expansion Premises, is hereinafter referred to as the “Occupancy Date”. Landlord and Tenant shall execute an amendment to this Lease evidencing the lease of the Expansion Premises in a form provided by Landlord.

29.02 The Base Rent for the Expansion Premises shall be the then current Base Rent which Tenant is obligated to pay for the original Premises, on a per square foot of rentable area basis, and shall be subject-to increase at the same times and in the same manner as Base Rent is adjusted pursuant to this Lease. If Tenant exercises its option to extend the term of this Lease as provided in Section 25, the Base Rent for the Expansion Premises shall be the same as the Base Rent for the Premises, on a per square foot of rentable area basis, during such extended term. Tenant’s obligation to pay Base Rent and other rent respecting the Expansion Premises shall commence on the Occupancy Date.

29.03 As a condition to Tenant’s right to expand into the Expansion Premises, Tenant shall continue, as of the time of the exercise of the option, and at the time Tenant takes possession of such Expansion Premises, Tenant shall not be in default under this Lease, beyond any applicable cure period.

As of the Occupancy Date, the Tenant’s Proportionate Share used for purposes of calculating Operating Expenses shall be increased in order to reflect the addition of the Expansion Premises to the Premises

30.       Miscellaneous.

30.01 This Lease shall be interpreted and enforced in accordance with the Laws of the State of Oregon.

30.02 Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of the State and County where the Property is located.

30.03 If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected.

30.04 If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities, and requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities. Notices to any one person or entity shall be deemed to have been given to all persons and entities.

30.05 Tenant represents and warrants to Landlord that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, (a) in violation of any laws relating to terrorism or money laundering, or (b) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website http//www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

30.06 If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to reimbursement of all of its costs and expenses, including, without limitation, reasonable attorneys' fees incurred before and in connection with trial, arbitration and on appeal.

30.07 Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. No failure by either party to declare a default immediately upon its occurrence, nor any delay by either party in taking action for a default, nor Landlord's acceptance of Rent with knowledge of a default by Tenant, shall constitute a waiver of the default, nor shall it constitute an estoppel.

30.08 Whenever a period of time is prescribed for the taking of an action by Landlord, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, disease, virus, pandemic, government rules and regulations, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of Landlord ("Force Majeure").

30.09      Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and Property. Upon transfer Landlord shall be released from any further obligations hereunder and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, provided that, any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord's obligations under this Lease.

30.10   Landlord has delivered a copy of this Lease to Tenant for Tenant's review only and the delivery of it does not constitute an offer to Tenant or an option.

30.11    Tenant represents that it has dealt directly with, and only with, Brokers as brokers in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any brokers, other than Brokers, claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease. Landlord agrees to pay a brokerage commission to Broker in accordance with the terms of a separate written commission agreement to be entered into by and between Landlord and Broker.

30.12   Tenant may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

30.13   This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease.

30.14   This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant.

30.15   Tenant hereby waives irrevocably any rights that Tenant may have in connection with any zoning lot merger or transfer of development rights with respect to the Property which would cause the Premises to be merged with or unmerged from any other zoning lot.

30.16   SUPPRESSION OF CORRUPT PRACTICE

30.16.1  The group of which we (Landlord) form a part is committed to conducting business in an ethical manner and expects all its employees and parties with which it has a contractual relationship to conduct themselves with high ethical standards and to comply with applicable laws for the suppression of corrupt practices (“Anti-Corruption Laws”).

30.16.2  Tenant represents and warrants that, to the best of its knowledge, neither Tenant nor any person who (by reference to all relevant circumstances) performs services or acts for or on behalf of Tenant in any capacity (including, without limitation, employees, agents, related corporations and subcontractors) (“Representatives”) has contravened, or procured or encouraged third parties (including, to avoid any doubt, the employees of or any person acting on our behalf) to contravene, any Anti-Corruption Laws in connection with this Lease.

30.16.3  Tenant must immediately notify Landlord if any person employed by Tenant or acting on Tenant’s behalf or any of Tenant’s Representatives, has contravened or attempted to contravene any Anti-Corruption Laws in connection with this Lease, and must take adequate steps to protect the interest of both Landlord and Tenant. All such notices to us should be sent to the Head of Group Internal Audit of CapitaLand Limited at the following email address: Whistleblowing.ACChair@capitaland.com.

30.16.4  Landlord shall have the right to terminate this Lease forthwith if Tenant or any of Tenant’s Representatives has contravened or attempted to contravene any Anti-Corruption Laws, whether in connection with this Lease or otherwise. Such termination shall not affect Landlord’s other rights and remedies whether under this Lease or otherwise.

[No Further Text on this Page; Signature Page Follows]

Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

PORTLAND 2 LLC,
a Delaware limited liability company

By:	/s/ Rein Gabrielsen
Name:	Rein Gabrielsen
Title:	Senior Asset Manager

TENANT:

SUMMIT WIRELESS TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ George Oliva
Name:	George Oliva
Title:	CFO

EXHIBIT A

DEPICTION OF BUILDING AND PROJECT

All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.

EXHIBIT B

FLOOR PLAN OF THE PREMISES

Comment – update plan with final version

EXHIBIT C

TENANT IMPROVEMENT AGREEMENT

This Exhibit is attached to and made a part of the Lease by and between PORTLAND 2 LLC, a Delaware limited liability company (“Landlord”) and SUMMIT WIRELESS TECHNOLOGIES, INC., a Delaware limited liability company (“Tenant”) for space in the Building located at 15250 NW Greenbrier Parkway, Suite 15268, Beaverton, Oregon. Capitalized terms not otherwise defined in this Exhibit C shall have the meaning given to such terms in the Lease of which this Exhibit C is a part.

1.                  Landlord shall provide certain improvements in the Premises in accordance with this Exhibit. Landlord shall complete the improvement as soon as possible using standard commercial practices. Landlord shall pay up to One Hundred Eighty Nine Thousand Dollars ($189,000.00) (the "TI Allowance") towards the cost of designing and constructing the Tenant Improvements (defined in Section 2 below) pursuant to the terms of this Exhibit. All costs in connection with the design and construction of the improvements in the Premises in excess of the TI Allowance (the “Excess”) shall be paid for by Tenant to Landlord in advance of commencement of such work. Any amount charged for Tenant Improvements which is not covered by the TI Allowance will be paid by Tenant to Landlord upon presentation of invoice from Landlord. Tenant shall provide advance written approval of any Tenant Improvement work that will result in Excess expenses that are to be paid for by Tenant. Up to $70,200 of the total TI Allowance may be used for the payment of any soft costs, including, but not limited to purchase and installation of signage, cabling, computer, telephone or other equipment, or purchase, installation or moving of Tenant’s furniture. Landlord and Tenant shall mutually agree for Landlord to pay an approved costs under the $70,200 directly or Tenant shall pay and then seek reimbursement from Landlord which Landlord shall pay within no more than 30 days from the date of Landlord receives proof of payment by Tenant. Throughout the process of design and construction of the Tenant improvements, Ed Green, VP of Operations ("Tenant's Construction Representative") shall be available for onsite and telephone consultations and decisions as necessary. Tenant's Construction Representative shall have the authority to bind Tenant as to all matters relating to the tenant improvements.

2.                  Landlord shall construct the initial tenant improvements in the Premises pursuant to the plans attached hereto as Schedule 1 (the “Plans”). The improvements to be performed by Landlord in accordance with the Plans are hereinafter referred to as the “Tenant Improvements”. It is agreed that construction of the Tenant Improvements will be completed at Landlord’s sole cost and expense (subject to the terms of Section 1) using Building standard methods, materials and finishes. Landlord shall charge a fee to Tenant for overhead and supervision of the construction of the Tenant Improvements of five percent (5%) of the cost for said improvements. Landlord’s fee shall be deducted from the TI Allowance. Tenant shall make no changes or modifications to the Plans or submit any change orders without the prior written approval of Landlord and otherwise in accordance with this Exhibit C. Tenant may request two (2) revisions to the Plans. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost of the Tenant Improvements, if any, resulting from such revisions to the Plans. Tenant, within one business day, shall notify Landlord in writing whether it desires to proceed with such revisions. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested revision. Tenant shall be responsible for any delay in completion of the Tenant Improvements resulting from any revision to the Plans. If such revisions result in an increase in the cost of the Tenant Improvements, such increased costs, plus any applicable state sales or use tax thereon, shall be payable by Tenant upon demand. Notwithstanding anything herein to the contrary, all revisions to the Plans shall be subject to the approval of Landlord.

3.                  Landlord shall enter into a direct contract for the Tenant Improvements with Commercial Contractors, Inc. or another contractor mutually agreed to by Landlord and Tenant. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Tenant Improvements. Landlord's supervision or performance of any work for or on behalf of Tenant shall not be deemed a representation by Landlord that such Plans or the revisions thereto comply with applicable insurance requirements and Laws, or that the improvements constructed in accordance with the Plans and any revisions thereto will be adequate for Tenant's use, it being agreed that Tenant shall be responsible for all elements of the design of the Plans and any changes thereto (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment). Accordingly, notwithstanding Landlord’s review and approval of the Plans, Landlord shall have no responsibility or liability whatsoever for any errors or omissions contained in the Plans, or to verify dimensions or conditions, or for the quality, design or compliance with applicable Laws of any improvements described therein or constructed in the Premises, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements.

4.                  If any work is to be performed on the Premises by Tenant or Tenant’s contractor or agents, (a) such work shall proceed upon Landlord’s written approval of Tenant’s contractor, public liability and property damage insurance carried by Tenant’s contractor, and detailed plans and specifications for such work shall be at Tenant’s sole cost and expense, and shall further be subject to the provisions of Article 9 of the Lease, (b) all work by Tenant or Tenant’s contractor or agents shall be scheduled through Landlord, (c) Tenant or Tenant’s contractor or agents shall arrange for necessary utility, hoisting and elevator service with Landlord’s contractor and shall pay all charges for such services, and (d) all work shall be done in conformity with a valid building permit when required, a copy of which shall be furnished to Landlord before such work is commenced, and in any case, all such work shall be performed in accordance with all applicable Laws. Notwithstanding any failure by Landlord to object to any such work, Landlord shall have no responsibility for Tenant’s failure to comply with all applicable Laws. If required by Landlord or any lender of Landlord, all work by Tenant or Tenant’s contractor or agents shall be done with union labor in accordance with all union labor agreements applicable to the trades being employed. Tenant’s entry to the Premises for any purpose, including, without limitation, inspection or performance of construction by Tenant’s contractor or agents shall be subject to the terms of the Lease. Tenant shall promptly reimburse Landlord upon demand for any reasonable expense actually incurred by the Landlord by reason of faulty work done by Tenant or its contractors or by reason of any delays caused by such work, or by reason of inadequate clean-up.

5.                  Tenant's entry into the Premises for any purpose, including without limitation inspection or performance of work by Tenant's contractor, prior to the Commencement Date, shall be subject to all the terms and conditions of the Lease, including without limitation the provisions of the Lease relating to the maintenance of insurance, but excluding the provisions of the Lease relating to the payment of rent. Tenant's entry shall mean entry by Tenant, its officers, contractors, licensees, agents, servants, employees, guests, invitees, or visitors.

6.                  Tenant's contractor shall store any materials only in the Premises or in such other space as may be designated by Landlord or its contractor from time to time. All trash and surplus construction materials shall also be stored within the Premises and shall be promptly removed from the Property.

7.                  Tenant shall indemnify and hold harmless Landlord from and against any and all claims, losses, liabilities, and expenses (including without limitation attorneys' fees) arising out of or in any way related to the activities of Tenant's contractors (and any subcontractors) in the Premises or the on the Property. Without limiting the generality of the foregoing, Tenant shall promptly reimburse Landlord upon demand for any extra expense incurred by the Landlord as a result of faulty work done by Tenant or its contractors, any delays caused by such work, or inadequate clean-up.

8.                  Without limiting the “as-is” provisions of the Lease, Tenant accepts the Premises in its “as-is” condition and acknowledges that Landlord has no obligation to make any changes or improvements to the Premises or to pay any costs expended or to be expended in connection with any such changes or improvements, other than the Tenant Improvements specified in Sections 1 and 2 of this Exhibit C.

9.                  This Exhibit C shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SCHEDULE 1 TO EXHIBIT C

APPROVED PLANS

Building systems, doors (including rollup doors), existing electrical, window blinds, plumbing and fixtures to be delivered in good condition and working order. Ceiling tiles to be repaired or replaced if necessary due to damage or stains. Light fixtures and vents to be clean and with uniform bulb type/color.

Server Room: Construct server/IT room as shown, louvered door and dedicated cooling.

Electrical: Server room electrical requirements (there’s a panel in the room):

-	(4) new dedicated 30A electrical outlets located near server racks
-	(1) new dedicated 30A electrical outlet located near the patch panel racks
-	Keep existing quad outlets along wall

Electrical: Office electrical outlets to be in good condition and working order. Additional electrical as required to serve Tenant furniture layout. Tenant to approve final outlet locations.

Flooring:

-	Add carpet in cubicle area (open area by break room)
-	Clean/shampoo existing carpet in office area
-	Clean existing VCT in kitchen, bathrooms and engineering lab/room. Replace kitchen flooring if necessary due to new cabinetry installation
-	Concrete floor in manufacturing area – clean, fill any cracks & add top seal

Break Room: Replace kitchen cabinetry, counters, dishwasher and fixtures.

Walls / Paint: Repair any wall damage. Paint premises. Tenant to select color(s) from standard options (similar to existing acceptable). Create access to the man door next to the warehouse rollup door for Tenant use.

Bathroom fixtures and counters: Tenant willing to retain if in good condition and working order. Thorough cleaning of fixtures required. Fixtures may be replaced if TI Allowance will cover.

Tenant to select finishes from Building standards.

Landlord to update key setting on exterior doors and provide keys.

Tenant shall be responsible for installing at its expense any additional security system with Landlord’s reasonable approval as further defined in Exhibit G.

Tenant to install its phone and data cabling and related equipment at its expense subject to Landlord’s reasonable approval.

Tenant holds the right to expand the above list of improvements in this Schedule 1 so as to utilize the total TI Allowance subject to the terms and process defined in Exhibit C subject to Landlord’s reasonable approval.

Landlord shall address and mitigate the noise issue from the transformer(s) in the warehouse area with the TI Allowance covering no more than $5,737 of the necessary costs.

EXHIBIT D

COMMENCEMENT DATE LETTER

Date

Tenant

Address

Re:	Commencement Date Letter with respect to that certain Lease dated as of the [__] day of [ _______], by and between [___________________________], a ______________________, as Landlord, and [_______________], a [_____________], as Tenant, for [_________] rentable square feet on the [_______] floor of the Building located at _______________________

Dear	________________________

In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:

The Commencement Date of the Lease is:

The Expiration Date of the Lease is:

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Date Letter in the space provided and returning 2 fully executed counterparts to my attention. Tenant's failure to execute and return this letter, or to provide written objection to the statements contained in this letter, within 30 days after the date of this letter shall be deemed an approval by Tenant of the statements contained herein.

Sincerely,

Landlord

Agreed and Accepted.

Tenant:
By:
Name:
Title:
Date:

EXHIBIT E

EXPENSES AND TAXES

1. Operating Expenses. Tenant shall pay Tenant’s Proportionate Share of the total amount of Operating Expenses (defined below) for each calendar year (or portion thereof) during the Term.

1.01 “Operating Expenses” as used in the Lease shall include all costs and expenses related to the ownership, management, operation, maintenance, replacement, improvement and repair of the Premises, Building, Project and/or Property, or any part thereof, incurred by Landlord including but not limited to: (a) Property supplies, materials, labor, equipment, and tools; (b) Utility and Service Costs (as further described in Section 1.03 below), security, janitorial, trash removal, and all applicable service and maintenance agreements; (c) Property related legal, accounting, and consulting fees, costs and expenses; (d) Insurance Premiums for all policies deemed necessary by Landlord and/or its lenders, and all deductible amounts under such policies (as further described in Section 1.04 below); (e) costs and expenses of operating, maintaining, and repairing the Property, including but not limited to all interior areas and also driving, parking, loading, and other paved or unpaved areas (including but not limited to, resurfacing and striping and any snow and ice removal Landlord elects to conduct), landscaped areas (including but not limited to, tree trimming), building exteriors (including but not limited to, painting and roof work), signs and directories, and lighting; (f) capital improvements and replacements (not to include financing costs and interest charges); (g) compensation (including but not limited to, any payroll taxes, worker’s compensation for employees, and customary employee benefits) of all persons, including independent contractors, who perform duties, or render services on behalf of, or in connection with the Property, or any part thereof, including but not limited to, Property operations, maintenance, repair, and rehabilitation; (h) Property management fees and the cost of providing space used by the Property manager and (i) Real Property Taxes.

1.02 “Real Property Taxes” shall include any fee, license fee, tax, levy, charge, or assessment (hereinafter individually and/or collectively referred to as “Tax”) imposed by any authority having the direct or indirect power to tax and where such Tax is imposed against the Property, or any part thereof, or Landlord in connection with its ownership or operation of the Property, including but not limited to: (a) any Tax on rent or Tax against Landlord’s business of leasing the Property; (b) any Tax by any authority for services or maintenance provided to the Property, or any part thereof, including but not limited to, fire protection, streets, sidewalks, and utilities; (c) any Tax on real estate or personal property levied with respect to the Property, or any part thereof, and any fixtures and equipment and other property used in connection with the Property; (d) any Tax based upon a reassessment of the Property due to a change in ownership or transfer of all or part of Landlord’s interest in the Property; and, (e) any Tax replacing, substituting for, or in addition to any Tax previously included in this definition. Real Property Taxes do not include Landlord’s federal or state net income taxes. Real Property Taxes shall include the cost of contests of Real Property Taxes.

1.03 “Utility and Service Costs” shall include all Landlord incurred utility and service costs and expenses including but not limited to costs related to water and plumbing, electricity, gas, lighting, steam, sewer, waste disposal, and HVAC, and all costs related to plumbing, mechanical, electrical, elevator, HVAC, and other systems. Costs for HVAC equipment installed during the Term to serve the Building or Premises shall be capitalized based on the estimated useful life of the new HVAC unit(s).

1.04 “Insurance Premiums” shall include all insurance premiums for all insurance policies maintained by Landlord from time to time related to the Property.

1.05 Throughout the Term, Tenant will pay as Additional Rent its Proportionate Share of the total Operating Expenses for each calendar year (or portion thereof). Estimated payments shall be made monthly on or before the first day of each calendar month. Tenant’s Proportionate Share will be prorated for partial months. All Operating Expenses will be adjusted to reflect 95% occupancy during any calendar year in which the Project is not fully occupied.

1.06 Tenant’s Proportionate Share of Operating Expenses shall be determined and paid as follows:

(a)                Tenant’s Operating Expense estimates: As soon as is practical following the end of each calendar year, Landlord will provide Tenant with a determination of: (a) Tenant’s annual share of estimated Operating Expenses for the then current calendar year; (b) Tenant’s monthly Operating Expense estimate for the then current year; and, (c) Tenant’s retroactive estimate correction billing (for the period of January 1st through the date immediately prior to the commencement date of Tenant’s new monthly Operating Expense estimate) for the difference between Tenant’s new and previously billed monthly Operating Expense estimates for the then current year.

(b)               Tenant’s Proportionate Share of actual annual Operating Expenses: Each year, Landlord will provide Tenant with a determination containing reasonable line item detail reflecting the total Operating Expenses for the previous calendar year. If the total of Tenant’s Operating Expense estimates billed for the previous calendar year is less than Tenant’s Proportionate Share of the actual Operating Expenses, the determination will indicate the payment amount and date due. Monthly Operating Expense estimates are due on the 1st of each month and shall commence in the month specified by Landlord. Tenant’s retroactive estimate correction, and actual annual Operating Expense charges, if any, shall be due, in full, on the date(s) specified by Landlord.

2. Unless Landlord otherwise elects, Tenant shall pay each Operating Expense in accordance with Tenant’s Proportionate Share of the Building or Tenant’s Proportionate Share of the Project or the Property, whichever is designated by Landlord. Landlord shall have the right to make allocations (“Allocations”) to Tenant of any one or more Operating Expenses on a different basis. Landlord shall have the right to make any such Allocations in any reasonable manner (including use of estimates). For example, if Landlord deems it reasonable to do so, Landlord shall have the right to elect at any time and from time to time (a) to make any Allocation of one or more Operating Expenses based upon Tenant’s Proportionate Share of the Building and to make other Allocations on Tenant’s Proportionate Share of the Project or the Building, (b) to make Allocations of certain Operating Expense items among less than all Tenants and/or other than based upon the respective square footages of the tenants, (c) to make different Allocations for different Operating Expenses, and/or (d) to alter an Allocation or the method of determining an Allocation from time to time. In no event shall Landlord be liable to Tenant based upon any incorrect or disputed Allocation nor shall Tenant have any right to terminate the Lease by reason of any such Allocation.

3. Tenant, within 60 days after receiving Landlord’s determination of Operating Expenses, may give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Operating Expenses (excluding Real Property Taxes) for the calendar year to which the statement applies. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the management office for the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent to review Landlord’s records, the agent must be with a CPA firm licensed to do business in the state where the Property is located. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit. Within 90 days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Operating Expenses for that year. If Tenant fails to give Landlord an Objection Notice within the 90-day period or fails to provide Landlord with a Review Notice within the 60-day period described above, Tenant shall be deemed to have approved Landlord’s determination of Operating Expenses and shall be barred from raising any claims regarding Operating Expenses for that year. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that Operating Expenses for the calendar year are less than reported, Landlord shall provide Tenant with a credit against the next installment of Tenant’s Proportionate Share of Operating Expenses in the amount of the overpayment by Tenant. Likewise, if Landlord and Tenant determine that Operating Expenses for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within 30 days. The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Operating Expenses unless Tenant has paid and continues to pay all Rent when due.

EXHIBIT F

Deleted

EXHIBIT G

RULES AND REGULATIONS

Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for safety and security, for care and cleanliness of the Building and the Project and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations herein stated and any additional rules and regulations which are adopted.

Driveways, sidewalks, halls, passages, exits, entrances, elevators, escalators and stairways shall not be obstructed by tenants or used by tenants for any purpose other than for ingress to and egress from their respective premises. The driveways, sidewalks, halls, passages, exits, entrances, elevators and stairways are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, character, reputation and interests of the Building, the Property and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of such tenant’s business unless such persons are engaged in illegal activities. No tenant, and no employees or invitees of any tenant, shall go upon the roof of any Building, except as authorized by Landlord.

No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Landlord shall have the right to remove any such sign, placard, banner, picture, name, advertisement, or notice without notice to and at the expense of Tenant, which were installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person or vendor approved by Landlord and shall be removed by Tenant at the time of vacancy at Tenant’s expense. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel without Landlord’s prior approval.

The directory of the Building or Property, if any, will be provided exclusively for the display of the name and location of tenants only and Landlord reserves the right to charge for the use thereof and to exclude any other names therefrom.

No curtains, draperies, blinds, shutters, shades, screens or other coverings, awnings, hangings or decorations shall be attached to, hung or placed in, or used in connection with, any window or door on the Premises without the prior written consent of Landlord. In any event with the prior written consent of Landlord, all such items shall be installed inboard of Landlord’s standard window covering and shall in no way be visible from the exterior of the Building. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent or of a quality, type, design, and bulb color approved by Landlord. No articles shall be placed or kept on the window sills to be visible from the exterior of the Building. No articles shall be placed against glass partitions or doors which Landlord considers unsightly from outside Tenant’s Premises.

Each tenant shall be responsible for all persons for whom it allows to enter the Building or the Property and shall be liable to Landlord for all acts of such persons. Landlord and its agents shall not be liable for damages for any error concerning the admission to, or exclusion from, the Building or the Property of any person. During the continuance of any invasion, mob, riot, public excitement or other circumstance rendering such action advisable in Landlord’s opinion, Landlord reserves the right (but shall not be obligated) to prevent access to the Building and the Property during the continuance of that event by any means it considers appropriate for the safety of tenants and protection of the Building, property in the Building and the Property.

Tenant shall not alter any lock or access device or install a new or additional lock or access device or bolt on any door of its Premises, without the prior written consent of Landlord. If Landlord shall give its consent, Tenant shall in each case furnish Landlord with a key for any such lock. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys for all doors which have been furnished to Tenant, and in the event of loss of any keys so furnished, shall pay Landlord therefor.

The restrooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown into them. The expense of any breakage, stoppage, or damage resulting from violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused the breakage, stoppage, or damage.

Tenant shall not use or keep in or on the Premises, the Building or the Property any kerosene, gasoline, or inflammable or combustible fluid or material except in strict accordance with the terms of the Lease. Tenant shall not use, keep or permit to be used or kept in its Premises any foul or noxious gas or substance. Tenant shall not allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations or interfere in any way with other tenants or those having business therein. No animals, except those assisting handicapped persons, shall be brought onto the Property or kept in or about the Premises.

Except with the prior written consent of Landlord, Tenant shall not sell, or permit the sale, at retail, of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise in or on the Premises, nor shall Tenant carry on, or permit or allow any employee or other person to carry on, the business of stenography, typewriting or any similar business in or from the Premises for the service or accommodation of occupants of any other portion of the Building, or the business of a public barber shop, beauty parlor, nor shall the Premises be used for any illegal, improper, immoral or objectionable purpose, or any business or activity other than that specifically provided for in such Tenant’s Lease. Tenant shall not accept hairstyling, barbering, shoeshine, nail, massage or similar services in the Premises or common areas except as authorized by Landlord.

If Tenant requires telegraphic, telephonic, telecommunications, data processing, burglar alarm or similar services, it shall first obtain, and comply with, Landlord’s instructions in their installation. The cost of purchasing, installation and maintenance of such services shall be borne solely by Tenant. Landlord will direct electricians as to where and how telephone, telegraph and electrical wires are to be introduced or installed. No boring or cutting for wires will be allowed without the prior written consent of Landlord. The location of burglar alarms, telephones, call boxes and other office equipment affixed to the Premises shall be subject to the prior written approval of Landlord.

Tenant shall not install any radio or television antenna, satellite dish, loudspeaker or any other device on the exterior walls or the roof of the Building, without Landlord’s consent. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building, the Property or elsewhere.

Tenant shall not lay linoleum, tile, carpet or any other floor covering so that the same shall be affixed to the floor of its Premises in any manner except as approved in writing by Landlord. Tenant shall not place a load upon any floor of its Premises which exceeds the load per square foot which such floor was designed to carry or which is allowed by law.

Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees and invitees. Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord. Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electric or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

Each tenant shall store all its trash and garbage within the interior of the Premises or as otherwise directed by Landlord from time to time. Tenant shall not place in the trash boxes or receptacles any personal trash or any material that may not or cannot be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city, without violation of any law or ordinance governing such disposal.

Canvassing, soliciting, distribution of handbills or any other written material and peddling in the Building and the Property are prohibited and each tenant shall cooperate to prevent the same. No tenant shall make room-to-room solicitation of business from other tenants in the Building or the Property, without the written consent of Landlord.

Landlord shall have the right, exercisable without notice and without liability to any tenant, to change the name and address of the Building and the Property. Without the prior written consent of Landlord, Tenant shall not use the name of the Building, Project or the Property or any photograph or other likeness of the Building, Project or the Property in connection with, or in promoting or advertising, Tenant’s business except that Tenant may include the Building’s, Project’s or Property’s name in Tenant’s address.

Landlord may from time to time adopt systems and procedures for the security and safety of the Building and Property, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by any governmental agency. Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

No Tenant is allowed to unload, unpack, pack or in any way manipulate any products, materials or goods in the common areas of the Property including the parking and driveway areas of the Property. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours reasonably designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity, which approval shall not be unreasonably withheld. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage, loss or injury. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the common areas, any pedestrian use, or any use which is inconsistent with good business practice.

Smoking of any kind is strictly prohibited, at all times, at any location on the Property, except in the designated smoking area which is located at the OUTSIDE PERIMETER OF THE BUILDING ONLY. Landlord may relocate the designated smoking area at its sole discretion, at any time during the Term of this Lease.

Tenant shall be responsible for the observance of all of the foregoing Rules and Regulations and the Parking Rules and Regulations set forth below by Tenant’s employees, agents, clients, customers, invitees and guests. These Rules and Regulations are in addition to, and shall not be construed to in any way modify, alter or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of any premises in the Property. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all tenants of the Building.

PARKING RULES AND REGULATIONS

1.	Cars must be parked entirely within painted stall lines.

2.	All directional signs and arrows must be observed.

3.	All posted speed limits for the parking areas shall be observed. If no speed limit is posted for an area, the speed limit shall be five (5) miles per hour.

4.	Parking is prohibited:

(a)	in areas not striped for parking;
(b)	in aisles;
(c)	where “no parking” signs are posted;
(d)	on ramps;
(e)	in cross hatched areas; and
(f)	in such other areas as may be designated by Landlord.

5.          Handicap and visitor stalls shall be used only by handicapped persons or visitors, as applicable.

6.          Parking stickers or any other device or form of identification supplied by Landlord from time to time (if any) shall remain the property of Landlord. Such parking identification device must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Devices are not transferable, and any device may not be obliterated. Devices are not transferable and any device in possession of any unauthorized holder will be void. There will be a replacement charge payable by the parker and such parker’s appropriate tenant equal to the amount posted from time to time by Landlord for loss of any magnetic parking card or any parking sticker.

7.          Every parker is required to park and lock his or her own car. All responsibility for damage to cars or persons is assumed by the parker.

8.          Loss or theft of parking identification devices must be reported to Landlord, and a report of such loss or theft must be filed by the parker at that time. Any parking identification devices reported lost or stolen found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen devices found by the parker must be reported to Landlord immediately to avoid confusion.

9.          Parking spaces are for the express purpose of parking one automobile per space. Washing, waxing, cleaning, or servicing of any vehicle by the parker and/or such person’s agents is prohibited. The parking areas shall not be used for overnight or other storage for vehicles of any type.

10.        Landlord reserves the right to refuse the issuance of parking identification or access devices to any tenant and/or such tenant’s employees, agents, visitors or representatives who willfully refuse to comply with the Parking Rules and Regulations and/or all applicable governmental ordinances, laws, or agreements.

11.        Tenant shall acquaint its employees, agents, visitors or representatives with the Parking Rules and Regulations, as they may be in effect from time to time.

12.        Any monthly rental for parking shall be paid one month in advance prior to the first day of such month. Failure to do so will automatically cancel parking privileges, and a charge of the prevailing daily rate will be due. No deductions or allowances from the monthly rental for parking will be made for days a parker does not use the parking facilities.

13.        Each parker shall pay a reasonable deposit for any parking card issued to such a person. Such deposit shall be paid at the time the parking card is issued and shall be forfeited if the parking card is lost. Such deposit shall be returned without interest, at the time such person ceases to utilize the parking facilities, upon surrender of the parking card. A reasonable replacement charge shall be paid to replace a lost card and an amount in excess of the initial deposit may be charged as the replacement fee.

14.        Vehicles parked in public parking areas will be no larger than full-sized passenger automobiles or standard pick-up trucks. Landlord reserves the right, without notice to Tenant, to tow away at Tenant’s sole cost and expense any vehicles parked in any parking area for any continuous period of 24 hours or more, or earlier if Landlord, in its sole discretion, determines such parking to be a hazard or inconvenience to other tenants or Landlord, or violates any rules or regulations or posted notices related to parking. Landlord shall not be responsible for enforcing Tenant’s parking rights against third parties. From time to time, Landlord reserves the right, upon written notice to Tenant, to change the location, the availability and nature of parking spaces, establish reasonable time limits on parking, and, on an equitable basis, to assign specific spaces with or without charge to Tenant as Additional Rent.

15.        Tenant shall at all times comply with all applicable Laws (as defined in the Lease) respecting the use of the parking facility serving the Building.

16.        LANDLORD SHALL NOT BE LIABLE FOR ANY LOSS, INJURY OR DAMAGE TO PERSONS USING THE PARKING FACILITY OR AUTOMOBILES OR OTHER PROPERTY THEREIN, IT BEING AGREED THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, THE USE OF THE SPACES SHALL BE AT THE SOLE RISK OF TENANT AND ITS EMPLOYEES. WITHOUT LIMITING THE FOREGOING, TENANT HEREBY VOLUNTARILY RELEASES, DISCHARGES, WAIVES AND RELINQUISHES ANY AND ALL ACTIONS OR CAUSES OF ACTION FOR PERSONAL INJURY OR PROPERTY DAMAGE OCCURRING TO TENANT ARISING AS A RESULT OF PARKING IN THE PARKING FACILITY, OR ANY ACTIVITIES INCIDENTAL THERETO, WHEREVER OR HOWEVER THE SAME MAY OCCUR, AND FURTHER AGREES THAT TENANT WILL NOT PROSECUTE ANY CLAIM FOR PERSONAL INJURY OR PROPERTY DAMAGE AGAINST LANDLORD OR ANY OF THE LANDLORD RELATED PARTIES FOR ANY SAID CAUSES OF ACTION. IN ALL EVENTS, TENANT AGREES TO LOOK FIRST TO ITS INSURANCE CARRIER AND TO REQUIRE THAT TENANT'S EMPLOYEES LOOK FIRST TO THEIR RESPECTIVE INSURANCE CARRIERS FOR PAYMENT OF ANY LOSSES SUSTAINED IN CONNECTION WITH ANY USE OF THE PARKING FACILITY. TENANT HEREBY WAIVES ON BEHALF OF ITS INSURANCE CARRIERS ALL RIGHTS OF SUBROGATION AGAINST LANDLORD OR LANDLORD RELATED PARTIES.

17.       Landlord hereby reserves the right to enter into a management agreement or lease with another entity for the operation of the Parking Facility (“Operator”). In such event, Tenant, upon request of Landlord, shall enter into a parking agreement upon substantially the same terms hereunder with the Operator and pay the Operator the monthly charge established hereunder (if any), and Landlord shall have no liability for claims arising through acts or omissions of the Operator. It is understood and agreed that the identity of the Operator may change from time to time during the Term. In connection therewith, any parking lease or agreement entered into between Tenant and any Operator shall be freely assignable by such Operator or any successors thereto.

18.       If Tenant defaults with respect to the same term or condition under these Parking Rules and Regulations more than 3 times during any 12-month period, and Landlord notifies Tenant thereof promptly after each such default, the next default of such term or condition during the succeeding 12-month period, shall, at Landlord's election, constitute an incurable default and permit the Landlord to cancel the Tenant’s parking privileges. Such cancellation right shall be cumulative and in addition to any other rights or remedies available to Landlord at law or equity, or provided under the Lease (all of which rights and remedies under the Lease are hereby incorporated herein, as though fully set forth). Any default by Tenant under these Parking Rules and Regulations shall be a default under the Lease.